EXHIBIT 9.1

Portfolio Support and License Agreement

This Portfolio Support and License Agreement (the “Agreement”), dated as of May 20, 2024, is made by and between abrdn Inc., a Delaware corporation (“Consultant/Licensor”), and Guggenheim Funds Distributor, LLC., (“GFD” or “Licensee”) as sponsor to, abrdn Medical Science Innovation Portfolio Series 8 (the “Trust”).

Recitals

A. Consultant/Licensor is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended.

B. GFD sponsors, underwrites and distributes a wide array of unit investment trusts (“UITs”).

C. Consultant/Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the “Strategy”), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data relating to the Strategy (such rights, including without limitation, copyright, trademark, patent, proprietary rights and trade secrets, being hereinafter collectively referred to as the “Intellectual Property”).

D. The parties desire to enter into an agreement whereby Consultant/Licensor shall provide to GFD a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as “Appropriate Securities”) for purchase and deposit by GFD, in its discretion, into the Trust.

E. Consultant/Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the “Consultant/Licensor Marks”).

F. Licensee wishes to use the Strategy, Intellectual Property and the Consultant/Licensor Marks in connection with the Trust.

The parties agree as follows:

1. Consultant/Licensor Services.

(a) Selection of Securities. Prior to 12:00 p.m. (C.S.T.) on the third business day before May 20, 2024 (such prior day being the “Target Date”), Consultant/Licensor shall provide GFD with a list of Appropriate Securities for purchase and deposit by GFD, in its sole discretion, into the Trust. The date that the Appropriate Securities are deposited is referred to herein as the “Deposit Date”. GFD shall provide to Consultant/Licensor the registration statement relating to the Trust (the “Registration Statement”). Consultant/Licensor hereby covenants, represents and warrants that, as of the Trust’s Deposit Date, the list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in such Trust based on the investment objectives and criteria set forth in the Trust’s Registration Statement. Consultant/Licensor further covenants, represents and warrants that: (i) as of the Trust’s Deposit Date, the Appropriate Securities and any consultation it provides with respect to the Trust will be consistent with the investment objectives set forth in the Trust’s Registration Statement. In providing services hereunder, the Consultant/Licensor may use the resources of investment advisor subsidiaries of abrdn plc, the parent company of the Consultant/Licensor. (b) Consultation. Consultant/Licensor shall:

(i)       upon GFD’s reasonable request, provide GFD with information about the Appropriate Securities as reasonably necessary for use by GFD in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and

(ii)       promptly review for accuracy and completeness information provided and disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited; provided that the Consultant/Licensor shall not be responsible for reviewing any information or disclosure not sent to the Consultant/Licensor in advance of it being filed with the Securities and Exchange Commission.

(c) Key Personnel and Standard of Performance. Consultant/Licensor represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services and (ii) the services will be provided in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards.

(d) Non-disclosure. Neither Consultant/Licensor nor any if its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Appropriate Securities, prior to the Trust’s Deposit Date.

2. Grant of License.

(a) Grant. Subject to the terms and conditions of this Agreement, Consultant/Licensor hereby grants to the Licensee, for the term of the Agreement, a non-transferable (except as otherwise provided herein), non-exclusive license to use and refer to the Consultant/Licensor Marks, Strategy and Intellectual Property (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (y) that the securities included in the Trust are determined through the use of the Strategy, and (z) that Consultant/Licensor is the source of the Strategy; (ii)  as may otherwise be required by applicable laws, rules or regulations and court orders or under this Agreement; and (iii) in the name of the Trust (collectively, the “License”). However in all cases, except as necessary to meet legal or regulatory requirements (e.g., reporting requirements set forth by the Securities and Exchange Commission), neither Party shall use the other Party’s name, trademark, service mark, logo, or refer to the other Party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, customer lists or business presentations without the prior written consent from the other Party.

(b) Scope. Consultant/Licensor agrees that Licensee has the right to sublicense the License to the Trust or other appropriate party if necessary or helpful in achieving the intent of this Agreement.

(c) Ownership and Retention of Rights. The Licensee acknowledges that the Strategy and the Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and that Consultant/Licensor has and retains all right, title, and interest in Intellectual Property rights therein. Except as otherwise specifically provided herein, Consultant/Licensor reserves all rights to the Strategy and the Consultant/Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Strategy or the Consultant/Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto. On termination of this Agreement, the Licensee will cease and desist from all use of the Consultant/Licensor Marks in any way and will deliver up to the Licensor, or its duly authorized representatives, all material and papers upon which the Consultant/Licensor Marks appear and, furthermore, the Licensee will not at any time adopt or use without the Licensor’s prior written consent, any word, designation, or mark which is likely to be similar to or confusing with the Consultant/Licensor Marks.

(d) Duty to Maintain. During the term of this Agreement, Consultant/Licensor shall use its best efforts to maintain in full force and effect U.S. federal registrations for the Consultant/Licensor Marks.

(e) Quality of Consultant/Licensor Marks. The Licensor and the Licensee acknowledge the legal obligation placed upon the Licensor to control closely the use of its Consultant/Licensor Marks by the Licensee. Therefore, the Licensee shall use the Consultant/Licensor Marks only with the services rendered by or for the Licensee in accordance with the guidance and directions furnished to the Licensee by the Licensor, or its representatives or agents, from time to time, if any, but always the quality of the services shall be satisfactory to the Licensor or as specified by the Licensor. The Licensor shall be the sole judge of whether or not the Licensee has met or is meeting the standards of quality so established.

3. Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

4. Fees. As consideration for the services and License granted herein, GFD shall pay to Consultant/ Licensor the following fees (which fees are Trust costs that GFD expects the Trust to reimburse pursuant to the applicable Trust Indenture):

(a) a portfolio consulting fee equal to 10 basis points (0.10%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the “Portfolio Fee”); and

(b) a license fee equal to 7 basis points (0.07%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the “License Fee”).

The Portfolio Fee and License Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. Consultant/Licensor acknowledges that (a) GFD may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, GFD shall not be responsible for the payment of any Portfolio Fee or License Fee under this Agreement, (b) GFD may delay the Deposit Date in its discretion, provided such delay is reasonable, and (c) GFD has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

5. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Consultant/Licensor, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an employee or agent of GFD. Consultant/Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Consultant/Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

6. Confidentiality. A party may obtain proprietary, non-public information concerning the other party (“Confidential Information”) during the term of this Agreement. Each party shall keep the other party’s Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party’s Confidential Information: (a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party’s possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party’s knowledge, bound by an obligation of confidentiality to the disclosing party and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this Agreement. Notwithstanding the above, a receiving party may disclose the disclosing party’s Confidential Information to the receiving party’s existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, “Representatives”) to the extent reasonably necessary to perform their duties, provided, however, such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

7. Indemnification. Each party shall defend, indemnify and hold harmless the other party from any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) (“Losses”) which the other party suffers by reason of any claims, demands, actions or suits brought by a third party arising from the other party’s (a) failure to comply with this Agreement or (b) breach of a representation or warranty contained in this Agreement. For the avoidance of doubt, this Agreement relates solely to abrdn Medical Science Innovation Portfolio Series 7 and the Consultant/Licensor shall not indemnify GFD for any Losses related to prior series of the same or similar strategy for which Tekla Capital Management LLC served as consultant. GFD will indemnify Consultant/Licensor against, and hold it harmless from, any and all Losses which Consultant/Licensor suffers by reasons of any claims, demands, actions or suits brought by a third party in connection with the Trust; provided, however, GFD shall not be obligated pursuant to the foregoing to indemnify Consultant/Licensor for any Losses directly resulting from the willful misfeasance, bad faith or gross negligence on the part of Consultant/Licensor in the performance of its duties, or from reckless disregard by it of its obligations and duties, under this Agreement.

8. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the party’s breach of a representation or warranty contained in this Agreement, or gross negligence, intentional fraud or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise or whether the other party was notified as to the possibility or foreseeability of such damages. The Consultant/Licensor shall not be responsible for the content of the Registration Statement, or any of the marketing materials for the Trust, including the Trust’s name. In addition, for the avoidance of doubt, this Agreement relates solely to abrdn Medical Science Innovation Portfolio Series 7 and the Consultant/Licensor shall not be responsible for any Losses related to prior series of the same or similar strategy for which Tekla Capital Management LLC served as consultant. Nothing in this Section is intended to limit a party’s right to indemnification under Section 7.

9. Representations and Warranties.

(a) GFD. GFD represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its governing documents.

(b) Consultant/Licensor. Consultant/Licensor represents, warrants and covenants that it is a corporation duly formed, existing and in good standing under the laws of the state of its incorporation, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that (i) it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (ii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and (iii) neither the selection of Appropriate Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party’s intellectual property rights or other proprietary rights.

(c) If during the term of this Agreement any party is unable to continue to make the representations and warranties contained in this Agreement, such party must notify the other party promptly of the same in writing.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

(b) Arbitration. Except as to any matter as to which the parties may seek equitable relief, any dispute, claim or controversy arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the then-current Commercial Rules of the American Arbitration Association (the “AAA”). Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitral tribunal shall consist of one, neutral arbitrator agreed upon by the parties. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of the AAA in the selection process. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Discovery shall be permitted only to the extent, if any, expressly authorized by the arbitrator upon a showing of substantial need by the party seeking discovery. The arbitrator shall make a reasoned award which shall be binding, final, and not subject to appeal. The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim to such damages. The award may in appropriate circumstances include injunctive relief and shall be made within four (4) months of the appointment of the arbitrator. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction. The parties, their representatives, other participants and the arbitrator shall hold the existence, content and result of arbitration in confidence. Each party shall bear its own expenses but those related to the compensation and expenses of the arbitrator and the AAA shall be borne equally. A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to arbitrate.

(c) Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof. For the avoidance of doubt, this Agreement relates solely to abrdn Medical Science Innovation Portfolio Series 7 and does not replace any prior oral or written agreements related to prior series of the same or similar strategy.

(d) Assignment. Consultant/Licensor shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of GFD, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. GFD may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of GFD’s assets, provided, however, such assignee agrees to be bound by all of the terms and conditions of this Agreement. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(f) Survival. The provisions of Sections 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

abrdn Inc.

By____________________________________

Name:

Title:

Guggenheim Funds Distributor, LLC. as Sponsor of the Trust

By____________________________________

Name: Dennis Dunleavy

Title: Managing Director

Schedule A
The Strategy

Principal Investment Strategy

Under normal circumstances, the trust will invest at least 80% of the value of its assets in medical science companies that the sponsor believes are innovative. A company will be deemed to be a medical science company if, at the time an investment is made in the company, 50% or more of such company’s sales, earnings or assets arise from or are dedicated to healthcare products or services or medical technology activities. Innovative medical science companies are companies considered to be developing novel products to address medical needs. The trust seeks to select innovative medical science companies that may benefit from one or more of the trends positively impacting the health care industry. The U.S. listed common stocks held by the trust may include the common stocks of U.S. and non-U.S. companies. The foreign securities that may be held by the trust may include American Depositary Receipts. The trust may invest in companies of any market capitalization.

Security Selection

The sponsor, with the assistance of abrdn, selects companies that it believes are innovative medical science companies that may benefit from one or more of the trends positively impacting the health care industry. The selection process begins with the universe of health care companies. The universe is then reduced by considering factors such as, but not limited to:

• Valuation – whether a company may be attractively valued by reviewing metrics such as discounted cash flow, peak sales multiples, and market penetration models.

• Catalysts – whether a company may increase in value from a scientific, clinical, regulatory or commercial event.

• Novel Products – whether a company is expected to produce differentiated products and services relative what is available.

• Attractive Health Care Subsectors – whether the company is in a subsector that may address the developing needs of patients.

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Schedule B

Consultant/Licensor Marks

The Licensee shall use the trade name, trademark and/or service mark as shown immediately below, or included in the electronic file titled “abrdn logo” as disseminated by the Licensor to the Licensee from time to time.

In any promotional materials, including fact sheets, referencing the name of the Trust, the Licensor’s name, or including the Consultant/Licensor Marks, the following disclosure shall be included:

The proprietary data related to the abrdn Medical Science Innovation Portfolio (the “Strategy”) is the property of abrdn Inc. and its affiliates (“abrdn”) and is used under license by Guggenheim Funds Distributors LLC (“GFD”). No products, investment vehicles, opportunities or materials provided by GFD (“GFD Investments”) are sponsored, endorsed, sold or promoted by abrdn. abrdn does not make any representation, warranty or assurance, express or implied, to the users of the GFD Investments or any third party regarding the Strategy, the abrdn Medical Science Innovation Portfolio (the “Trust”), the advisability of investing in securities generally or in the Trust or the ability of any GFD Investment to provide positive investment returns.